Exhibit 10.16

11/22/2022

Neal Walker

Dear Neal:

In connection with your resignation from employment from Chief Executive Officer effective as of December 31, 2022 (the “Retirement Date”) and transition to Chair of the Board of Directors (the “Board”) of Aclaris Therapeutics, Inc. (the “Company”) effective as of January 1, 2023, you acknowledge and agree to the following changes to the equity awards granted to you by the Company:

(1)

All of your outstanding options to purchase shares of the Company’s Common Stock will continue to vest in accordance with their terms during calendar years 2023 and 2024, contingent on your continuous service as a member of the Board. Notwithstanding the foregoing, that certain option with a grant date of March 1, 2022 originally intended to vest only in connection with your continuous service as an officer of the Company, will be amended by the Board to vest through 2024 in connection with your continuous service as a member of the Board.

(2)

All of your outstanding restricted stock unit awards will continue to vest in accordance with their terms during calendar year 2023, contingent on your continuous service as a member of the Board. Notwithstanding the foregoing, that certain restricted stock unit award with a grant date of March 1, 2022 originally intended to vest only in connection with your continuous service as an officer of the Company, will be amended by the Board to vest through 2023 in connection with your continuous service as a member of the Board.

(3)

For the avoidance of doubt, and notwithstanding anything to the contrary in any agreement evidencing any equity award, you will not vest into any additional outstanding options after December 31, 2024, and you will not vest into any additional outstanding restricted stock units after December 31, 2023.

(4)

You acknowledge and agree that you will not be eligible for any additional equity compensation from the Company during calendar year 2023 with respect to your service as a member of the Board (notwithstanding the terms of any non-employee director compensation policy to the contrary). You will be eligible to receive cash compensation pursuant to such non-employee director compensation policy beginning January 1, 2023.

(5)

You acknowledge and agree that your resignation from employment is voluntary and does not constitute a resignation by you for “Good Reason” (as defined in your Amended and Restated Employment Agreement dated January 12, 2022 (the “Employment Agreement”)).  For the avoidance of doubt, you and the Company hereby acknowledge and agree that you are not eligible for and will not receive the severance benefits set forth in Section 3.2.1 of the Employment Agreement or any other severance benefits.

_________________________________________________________________________________

640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933

(6)

You will remain eligible for an annual cash bonus for 2022 as detailed in your Employment Agreement.  As detailed in the Employment Agreement, if the Board determines that you have earned an annual cash bonus, then the earned annual cash bonus will be paid no later than March 15, 2023. You will also be paid for all accrued salary and all accrued, unused vacation as of the Retirement Date.  Aclaris will make these payments on or before the next regular payroll date after the Retirement Date and will deduct all normal tax withholdings and deductions required by law.  Your direct deposit statements will be sent to your home address via United States first class mail or by email to your personal email address.

(7)

Both during and after your employment with the Company, you acknowledge and agree to abide by your continuing obligations under your Confidentiality and Invention Rights, Non-Competition and Non-Solicitation Agreement not to use or disclose any confidential information of the Company and to refrain from certain solicitation and competitive activities as set forth therein.

This letter agreement supersedes all prior agreements (whether verbal or written) between you and the Company relating to your equity awards from the Company.  Such awards remain subject to the Company’s 2015 Equity Incentive Plan, as well as to the agreement evidencing each such award, which such agreements shall remain in full force and effect, except to the extent necessary to give effect to the terms of this letter agreement.

By signing this letter agreement, you acknowledge your understanding of and consent to the terms of this letter agreement. If you have any questions, please call me.

Very truly yours,

Aclaris Therapeutics, Inc.

By:  /s/ Christopher Molineaux

Name: Christopher Molineaux

Title: Chair of the Board of Directors

Please indicate your acceptance of the foregoing by signing this letter agreement below and returning it to the Company.

Accepted and agreed to:

/s/ Neal Walker

Neal Walker

Dated: 11/22/2022

_________________________________________________________________________________

640 Lee Road, Suite 200 ● Wayne, PA 19087 ● www.aclaristx.com ● Main: 484-324-7933